Exhibit 99.2

January 21, 2005

                           Press Release

Kentucky Bancshares Inc, parent company of Kentucky Bank, reported a 158.4% increase in earnings for the fourth quarter of 2004. The company earned $1,593,898 for the quarter ended December 31, or $0.59 per share, compared to $616,874 for the same quarter last year, or $0.22 per share. In the fourth quarter of 2003, the company incurred substantial expenses relating to its acquisition of First Federal Savings Bank, Cynthiana.

Year to date earnings of $5,762,109 or $2.09 per share, are 36.1% ahead of the same period last year.

A stock repurchase transaction completed during the third quarter reduced the number of shares outstanding and increased earnings per share. Additionally, the bank enjoyed a 14.4% increase in loan growth, which helped net interest income grow by 16.1%.

Kentucky Bank ranks as 11th largest among 218 banks in the state.
Headquartered in Paris, Kentucky Bank also has offices in Winchester, Georgetown, Versailles, Nicholasville, Wilmore, Cynthiana and North Middletown.